Exhibit 10.29

RECEPTOS, INC.

10835 Road to the Cure, #205

San Diego, CA  92121

July 27, 2009

By email (mineochrysa@gmail.com)

Chrysa Mineo

3749 Elliott Street

San Diego, CA 92106

Re:                             Offer of Employment with Receptos, Inc.

Dear Chrysa:

Receptos, Inc. (the “Company”) is very pleased to offer you employment as its Vice President of Business Development beginning on a part-time basis by July 30, 2009, and on a full-time basis no later than October 1, 2009.  The specifics of your part-time service (e.g., percentage of time — although at least half-time in any event) and your transition to full-time service will be as agreed between you and the Company.  This offer contains the basic terms of your employment with the Company.  If you agree to the terms and conditions set forth in this offer letter, please sign at the end of this letter in the space indicated.

1.                                                  Duties.  As the Company’s Vice President of Business Development, you will be responsible for the Company’s corporate partnering/alliance activities and shall perform such duties as are ordinary, customary and necessary in your role.  You will report directly to the Company’s Chief Executive Officer (the “CEO”) who will be primarily responsible for evaluating your performance.  Of course, the Company may change your duties, compensation, benefits and place of employment from time to time as it deems necessary.  In addition, during your employment with the Company, you shall devote your best efforts and your full business time, skill and attention to the performance of your duties on behalf of the Company; provided, however, that until you start with the Company on a full-time basis (i.e., no later than October 1, 2009), you may (i) work for the Company on a part-time (but no less than a half-time) basis and (ii) you may work one day a week as a consultant to Neurocrine Biosciences Inc. so long as your activities for Neurocrine Biosciences Inc. (x) do not interfere with the performance of your duties for the Company, (y) do not involve any assets, information or other resources proprietary or confidential to the Company or any of its licensors and (z) are not competitive, directly or indirectly, with the Company.

2.                                                  Salary and Bonus.  You will be compensated for full-time service (pro rated for any part-time service) at a base rate of $200,000 per year, less all deductions and withholdings, to be paid in accordance with the Company’s standard payroll practices, as they may be changed from time to time.  In addition, you shall be eligible to receive an annual discretionary bonus of up to twenty percent (20%) of your base salary per 12-month period (pro rated for (i) any partial period of less than 12 months as well as (ii) any period of part-time service), based upon a determination by the CEO and the Company’s Board of Directors (the

“Board”) of the achievement of objectives to be set from time to time by the Board.  The first measurement period for this purpose will end on approximately December 31, 2009.  The Company may modify your compensation and benefits from time to time at its sole discretion.

3.                                                  Stock Option.  Subject to approval by the Board in its discretion, you will be granted options (the “Options”) to purchase an aggregate of 600,000 shares of the Company’s common stock pursuant to the Company’s 2008 Stock Plan (the “Plan”).  The Options shall be subject to the terms and conditions set forth in Notices of Stock Option Grant and accompanying Stock Option Agreements as well as the Plan; provided, however, that the Options shall vest as set forth on Exhibit A attached hereto.  The exercise price for the shares at issue under the Options will be no less than their fair market value as determined by the Board on the date of grant.

4.                                                  Benefits.  The Company will provide you with participation in Company-sponsored employee benefits programs on the same basis as such benefits are generally available to its employees (except during any period of part-time service to the extent that such benefits are not available for part-time employees or are not so available on ordinary terms), as determined from time to time by the Board.  The Company may, from time to time, change these benefits.  Additional information regarding these benefits is available for your review.

5.                                                  Confidentiality Agreement.  One of the conditions of your employment with the Company is the maintenance of the confidentiality (and proprietary nature) of the Company’s proprietary and confidential information.  As such, you will be expected to sign the Company’s standard proprietary information and inventions agreement.

6.                                                  At-Will Employment.  Your employment with Company will be “at-will.”  This means that either you or Company may terminate your employment at any time, with or without cause, and with or without notice. Any contrary representations or agreements, which may have been made to you, are superseded by this offer letter.  The “at-will” nature of your employment described in this offer letter shall constitute the entire agreement between you and Company concerning the nature and duration of your employment.  Though your duties, compensation, benefits and place of employment may change over time and you may be subject to incremental discipline that does not include a termination, none of these events change our agreement that you are an “at-will” employee.  In addition, the fact that the rate of your salary, vesting schedule or other compensation is stated in units of years or months, that your vacation and sick leave accrue annually or monthly, and that this letter contemplates a future transition of your employment from part-time to full-time does not alter the at-will nature of the employment, and does not mean and should not be interpreted to mean that you are guaranteed employment to the end of any period of time or for any period time.  The “at-will” term of your employment with Company can only be changed in a writing signed by you and the Company.

7.                                                  Severance Payment.  Without limiting the provisions of the foregoing Section 6, assuming your employment with the Company shall have been continuous from your start date through the occurrence of the applicable event and you execute and deliver a general release (in a customary form provided by the Company) of all claims against the Company or persons

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affiliated with the Company (with any potential revocation periods having expired), then:  (i) in the event, following any Corporate Transaction, of any Termination without Cause or any Constructive Termination, you will be entitled to receive a payment equal to your then current base salary rate calculated for a period of six (6) months and, if you elect to continue your health insurance coverage under COBRA, then the Company will reimburse you for the same portion of your monthly premiums over such six (6) month period under COBRA as it is then paying (relative to health insurance coverage) for active employees; and (ii) in the event, prior to any Corporate Transaction but at least one (1) year following the commencement of your employment with the Company pursuant to this offer letter, of any Termination without Cause or any Constructive Termination, you will be entitled to receive a payment equal to your then current base salary rate calculated for a period of at least three (3) months (with any period beyond three (3) months to be determined in the sole discretion of the Board) and, if you elect to continue your health insurance coverage under COBRA, then the Company will reimburse you for the same portion of your monthly premiums over such period of at least three (3) months (with any period beyond three (3) months to be determined in the sole discretion of the Board) under COBRA as it is then paying (relative to health insurance coverage) for active employees.  The defined terms in the preceding sentence have their respective meanings as set forth on Exhibit A attached hereto.

8.                                                  Arbitration.  To aid in the rapid and economical resolution of any disputes that may arise in the course of the employment relationship, you and the Company agree that any and all disputes, claims, or demands in any way arising out of or relating to the terms of this letter agreement, your employment relationship with the Company, or the termination of your employment relationship with the Company, shall be resolved, to the fullest extent permitted by law, by final, binding and confidential arbitration in San Diego, California, conducted before a single neutral arbitrator selected and administered in accordance with the commercial arbitration rules of JAMS.  By agreeing to this arbitration procedure, you and the Company waive the right to resolve any such dispute, claim or demand through a trial by jury or judge or by administrative proceeding in any jurisdiction.  You will have the right to be represented by legal counsel at any arbitration proceeding, at your expense.  The arbitrator shall: (a) have the authority to compel adequate discovery for the resolution of the dispute and to award such relief as would otherwise be available under applicable law in a court proceeding; (b) issue a written statement signed by the arbitrator regarding the disposition of each claim and the relief, if any, awarded as to each claim, the reasons for the award, and the arbitrator’s essential findings and conclusions on which the award is based; and (c) award to the prevailing party recovery of reasonable attorneys fees and costs, and determine which party shall be deemed the prevailing party and to what extent.  The Company shall pay the arbitration fee unless, at your request, you elect to pay up to one-half of the fees.  Nothing in this offer letter is intended to prevent either you or the Company from obtaining injunctive relief in court to prevent irreparable harm (including, without limitation, pending the conclusion of any arbitration).

9.                                                  Miscellaneous.  This letter states the complete and exclusive terms and conditions of your offer and supersedes any and all prior agreements, whether written or oral.  By joining the Company, you are agreeing to abide by all applicable laws and regulations and all

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Company policies and procedures as they are established and that you will enter into the Company’s proprietary information and inventions agreement.  Violation of such laws, regulations, policies, procedures or proprietary information and inventions agreement may lead to immediate termination of employment.  The terms of this offer and your employment with the Company shall be governed in all aspects by the laws of the State of California.  This agreement may be executed in more than one counterpart, and signatures transmitted via facsimile shall be deemed equivalent to originals.  As required by law, this offer is subject to satisfactory proof of your right to work in the United States.

Please note:  This letter will become void and without any effect whatsoever in the event that you have not executed and returned this letter to the Company prior to the close of business on July 29, 2009.

We look forward to having you join us.  If you have any questions about the terms of this offer, please do not hesitate to call me to discuss our offer at your earliest convenience.

Best Regards,

/s/ WH Rastetter
Name:	WH Rastetter
Its:	CEO

I have read this offer and I understand and I accept its terms.

/s/ Chrysa Mineo		Date: July 27, 2009
Chrysa Mineo

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Exhibit A

Vesting

You will acquire a vested interest in the 600,000 shares of the Company’s Common Stock subject to the Options (the “Shares”) as follows (assuming that you continue to work for the Company):

•                  Time-Based Shares.  Measured from the commencement of your employment with the Company (the “Commencement Date”), you will acquire a vested interest in 400,000 of the Shares (the “Time-Based Shares”) as follows:

(a)                                 twenty-five percent (25%) of the Time-Based Shares (i.e., 100,000 Shares) will vest on the first (1st) anniversary of the Commencement Date; and

(b)                                 1/48th of the total Time-Based Shares will vest on the same day of each successive month after the first (1st) anniversary of the Commencement Date such that one hundred percent (100%) of the Time-Based Shares will have become vested (assuming that you continue to work for the Company) as of the fourth (4th) anniversary of the Commencement Date.

•                  First Milestone Shares.  You will acquire a vested interest in 100,000 of the Shares (the “First Milestone Shares”) as follows:

(a)                                 twenty-five percent (25%) of the First Milestone Shares (i.e., 25,000 Shares) will vest upon the Company’s receipt of initial payment from one or more participants in a structure alliance (i.e., where the Company plus one or more participants have shared rights to use GPCR target structures generated within the alliance, referred to herein as a “Structure Alliance”), so long as the Structure Alliance participants are, in the determination of the Board, committed to paying the Company at least $20,000,000 in upfront payments (excluding any payments for equity {except to the extent in excess of fair market value}, debt, equipment or other assets) and/or pre-commercialization research and development support over a period of not more than three (3) years following the Company’s receipt of initial payment from one or more Structure Alliance participants (excluding, without limitation, any milestone payments), the Company’s receipt of such initial payment referred to herein as the “First Milestone;” and

(b)                                 an amount equal to 1/48th of the total First Milestone Shares will vest on the same day of each successive month following the occurrence of the First Milestone such that 100% of the First Milestone Shares will have become vested (assuming that you continue to work for the Company) as of the third (3rd) anniversary of the occurrence of the First Milestone.

Note:  The Option for the First Milestone Shares (x) will expire if the First Milestone has not occurred prior to the third (3rd) anniversary of the Commencement Date and (y) may not be exercised prior to the occurrence of the First Milestone.

•                  Second Milestone Shares.  You will acquire a vested interest in 100,000 of the Shares (the “Second Milestone Shares”) as follows:

(a)                                 twenty-five percent (25%) of the Second Milestone Shares (i.e., 25,000 Shares) will vest upon the Company’s receipt from one or more corporate partners pursuant to one-off drug discovery and/or development partnerships with each such corporate partner (thus excluding, without limitation, the Structure Alliance itself but not excluding any one-off drug discovery and/or development partnership for the Company that might result from the Structure Alliance) of initial payments of Credited Capital, so long as (i) the Company shall have received an initial payment of Credited Capital from each such corporate partner and (ii) all such corporate partners (taken together) are, in the determination of the Board, expected to pay the Company at least $30,000,000 in Credited Capital pursuant to such partnerships (the Company’s receipt of such initial payments referred to herein as the “Second Milestone”), and counting, as “Credited Capital,” (x) upfront payments (excluding any payments for equity {except to the extent in excess of fair market value}, debt, equipment or other assets), (y) pre-commercialization research and development funding, and (z) 25% of any pre-commercialization milestone payments; and

(b)                                 an amount equal to 1/48th of the total Second Milestone Shares will vest on the same day of each successive month following the occurrence of the Second Milestone such that 100% of the Second Milestone Shares will have become vested (assuming that you continue to work for the Company) as of the third (3rd) anniversary of the occurrence of the Second Milestone.

Note:  The Option for the Second Milestone Shares (x) will expire if the Second Milestone has not occurred prior to the third (3rd) anniversary of the Commencement Date and (y) may not be exercised prior to the occurrence of the Second Milestone.

•                  Vesting Acceleration.

(a)                                 Termination Without Cause or Constructive Termination prior to any Corporate Transaction.  In the event of any Termination without Cause or any Constructive Termination prior to any Corporate Transaction, the following shall occur:  (i) if the First Milestone shall have occurred prior to such Termination without Cause or Constructive Termination, then vesting for fifty percent (50%) of the then unvested First Milestone Shares shall accelerate as of such Termination without Cause or Constructive Termination; and (ii) if the Second Milestone shall have occurred prior to such Termination without Cause or Constructive Termination, then vesting for fifty percent (50%) of the then unvested Second Milestone Shares shall accelerate as of such Termination without Cause or Constructive Termination.

(b)                                 Corporate Transaction.  In the event of any Corporate Transaction (assuming that you continue to work for the Company immediately prior to such Corporate Transaction), the following shall occur:  (i) vesting for fifty percent (50%) of the then unvested Time-Based Shares shall accelerate as of immediately prior to such Corporate Transaction and the remaining Time-Based Shares shall vest, so long as you continue to work for the Company, in equal monthly portions over the remainder of the original vesting schedule; (ii) if the First Milestone shall have occurred prior to the Corporate Transaction or if the Corporate Transaction results in at least the Threshold Return, then vesting for seventy-five percent (75%) of the then unvested First Milestone Shares shall accelerate as of immediately prior to such Corporate Transaction and the remaining First Milestone Shares shall vest, so long as you continue to work for the Company, in equal monthly portions over a remainder period that is the lesser of (x) six (6) months or (y) the time otherwise remaining on the original vesting schedule; and (iii) if the Second Milestone shall have occurred prior to the Corporate Transaction or if the Corporate Transaction results in at least the Threshold Return, then vesting for seventy-five percent (75%) of the then unvested Second Milestone Shares shall accelerate as of immediately prior to such Corporate Transaction and the remaining Second Milestone Shares shall vest, so long as you continue to work for the Company, in equal monthly portions over a remainder period that is the lesser of (x) six (6) months or (y) the time otherwise remaining on the original vesting schedule.

(c)                                  Termination Without Cause or Constructive Termination following a Corporate Transaction.  In the event of any Termination without Cause or any Constructive Termination following any Corporate Transaction, the following shall occur: (i) if the First Milestone shall have occurred prior to such Termination without Cause or Constructive Termination or if the Corporate Transaction results in at least the Threshold Return, then vesting for all (100%) of the then unvested First Milestone Shares shall accelerate as of such Termination without Cause or Constructive Termination; (ii) if the Second Milestone shall have occurred prior to such Termination without Cause or Constructive Termination or if the Corporate Transaction results in at least the Threshold Return, then vesting for all (100%) of the then unvested Second Milestone Shares shall accelerate as of such Termination without Cause or Constructive Termination; and (iii) vesting for all (100%) of the then unvested Time-Based Shares shall accelerate as of such Termination without Cause or Constructive Termination.

(d)                                 Definitions.  For purposes of the foregoing:

(i)                                     A “Corporate Transaction” is defined as any of the following: (x) the acquisition of the Company by another entity by means of any transaction or series of related transactions (including, without limitation, any reorganization, merger or consolidation) unless, following the consummation thereof, the Company’s stockholders of record immediately prior thereto hold more than fifty percent (50%) of the voting power of the surviving or acquiring entity or any direct or indirect parent entity of any such entity; (y) the sale, transfer or other disposition of all or substantially all of the assets of the Company by means of any transaction or series of related transactions unless, following the consummation thereof, the Company’s stockholders of record immediately prior thereto hold more than fifty percent (50%) of the voting power of the acquiring entity or any direct or indirect parent entity of any such entity; or (z) a sale of all or substantially all of the capital stock of the Company unless, following the consummation thereof, the Company’s stockholders of record immediately prior thereto hold more than fifty percent (50%) of the voting power of the acquiring entity or any direct or indirect parent entity of any such entity; provided, however, that notwithstanding the foregoing, a Corporate Transaction shall not include (A) any sale of securities by the Company the primary purpose of which is to generate financing for the Company or (B) any transaction effected exclusively for the purpose of changing the domicile of the Company.

(ii)                                  A “Termination without Cause” means the termination, by the Company or one or more of its parent or subsidiary corporations, of any employment or consulting relationship between you and the Company or one or more of its parent or subsidiary corporations for any reason other than: (i) commission by you of any act of fraud or embezzlement; (ii) any intentional, unauthorized use or disclosure of material confidential information or trade secrets of the Company or one or more of its parent or subsidiary corporations by you; or (iii) any other intentional misconduct by you (including severe absenteeism) which adversely affects the business or affairs of the Company or one or more of its parent or subsidiary corporations in a material manner.

(iii)                               A “Constructive Termination” means your election in a written notice to the Company or one or more of its parent or subsidiary corporations to terminate any employment or consulting relationship where such notice is delivered within thirty (30) days after any of the following: (i) a material reduction in your level of duties or responsibilities or the nature of your functions; (ii) a material reduction in your base salary or potential total cash compensation (consisting of base salary and target bonus); or (iii) a relocation of your principal place of employment by more than fifty (50) miles, if the new location is both (A) more than fifty (50) miles from your principal residence and (B) farther from your principal residence than your principal place of employment immediately before such relocation.

(iv)                              The “Threshold Return” means that: (i) on or before May 11, 2012, the investors in the Company’s shares of preferred stock actually receive, from a Corporate Transaction, an aggregate amount of distributions, payments or other consideration in respect of their shares of Company preferred stock which is equal to three (3) times the amount of their collective investment in such shares of Company preferred stock; (ii) after May 11, 2012 but on or before May 11, 2014, the investors in the Company’s shares of preferred stock actually receive, from a Corporate Transaction, an aggregate amount of distributions, payments or other consideration in respect of their shares of Company preferred stock which is equal to five (5) times the amount of their collective investment in such shares of Company preferred stock; or (iii) after May 11, 2014, the investors in the Company’s shares of preferred stock actually receive, from a Corporate Transaction, an aggregate amount of distributions, payments or other consideration in respect of their shares of Company preferred stock which is determined to be sufficient by the Board in its sole discretion to constitute the Threshold Return (but which is greater, in any event, than five (5) times the amount of their collective investment in such shares of Company preferred stock).  Determinations with respect to the value of any payments, distributions or other consideration (where other than in cash or marketable securities) shall be made in good faith by the Board.